Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue	CCG Investor Relations 15300 Ventura Boulevard, Suite 303
Reno, NV 89501	Sherman Oaks, CA 91403
(775) 348-2210	(818) 789-0100
(775) 348-6241 Fax	(818) 789-1152 Fax
Contact: Ferenc Szony, President & CEO	Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

The Sands Regent Completes Acquisition of Depot Casino

and Red Hawk Sports Bar in Rapidly Growing Dayton, NV

Reno, Nevada – September 1, 2005 – The Sands Regent [NASD:SNDS], parent company to the Sands Regency Casino/Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada, announced today the completion of an agreement to purchase the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada. The Sands Regent became the owner and operator of the two properties today, September 1, 2005.

Under terms of the sales agreement announced in February, 2005, The Sands Regent has paid the previous owners of the two properties $10,700,000, consisting of $10,000,000 in cash and approximately $700,000 in shares of The Sands Regent common stock. The final purchase price will be based on the twelve-month financial performance of the Dayton properties prior to closing of the sale.

The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, two restaurants and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar. The combined footprint of the two properties covers approximately 5 acres.

Dayton is one of the fastest growing communities in the United States. Located approximately 10 miles east of Carson City, Dayton is the largest town in Lyon County, Nevada’s fastest-growing county, which recorded 16.3% growth between 2000 and 2003. Approximately 16,000 new homes are planned for the area over the next eight years.

Ferenc Szony, President and CEO of The Sands Regent, commented, “The Depot Casino and the Red Hawk Sports Bar make great additions to our portfolio of properties. As with our 2004 acquisition of Rail City in Sparks, we expect these properties to further enhance our customer base of local residents of Northern Nevada and provide additional balance to our revenue picture on a seasonal basis. We have enjoyed working with the top-notch management of these two very strategically located properties as we prepared to close the acquisition, and we see tremendous potential for expansion and cross-marketing between these properties and our other properties as the Dayton area continues to grow.”

Management of The Sands Regent will host a conference call to discuss its year-end and fourth-quarter financial results today, Thursday, September 1 at 1:30 p.m. PDT, following release of its quarterly and annual financial results shortly after the close of market. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should call (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at that time, a replay will be available on Thursday, September 1 at 3:00 p.m. PDT through Thursday, September 8 at 9:00 p.m. PDT; call (800) 642-1687 and enter the conference ID number 8869124. International callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, Rail City Casino in Sparks, Nevada and the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada.

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company’s property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

On September 1, 2005, The Sands Regent completed the acquisition of two privately held casino properties in Dayton, NV, the Depot Casino and the Red Hawk Sports Bar. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, two restaurants and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company’s management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2004, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(310) 477-9800

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